EXHIBIT 10.10

AMENDMENT TO RESTRICTED SHARE UNIT AWARD AGREEMENTS

WHEREAS, Interline Brands, Inc. (the “Company”) has previously made grants of restricted share units pursuant to the terms of the Interline Brands, Inc. 2004 Equity Incentive Plan (as heretofore amended from time to time, the “Plan”) and award agreements thereunder (the “RSU Agreements”);

WHEREAS, Section 11(t) of the Plan provides that if the Committee (each capitalized but undefined term shall have the meaning ascribed to such term in the Plan) determines that any amounts payable under the Plan will be taxable to a Participant under Section 409A of the Code and related Treasury guidance prior to payment to such Participant of such amount, the Company may adopt such amendments to the Plan and Awards and appropriate policies and procedures that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards thereunder and/or take such other actions as the Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A of the Code; and

WHEREAS, the Committee has determined that it is necessary and appropriate to make the amendment contained herein.

NOW, THEREFORE, each RSU Agreement outstanding on the date hereof is hereby amended as follows, effective as of the date hereof:

1.             If the Participant is, or at any time prior to the last date on which it is possible to become fully vested under his or her RSU Agreement, may become eligible to terminate employment and qualify as a “retirement” under the terms of such RSU Agreement (a “Retirement Eligible Participant”), then (a) notwithstanding anything to the contrary in such RSU Agreement, a Change in Control shall not be a distribution event under such RSU Agreement unless such event satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder; and (b) the phrase “as soon as reasonably practicable” (or words of similar import), each time it occurs in such RSU Agreement, shall be interpreted to mean (if not followed by a more definitive time for payment):  “as soon as reasonably practicable (but in no event later than ninety (90) days)”; provided, that if distribution is in connection with a Change in Control, such phrase shall be interpreted to mean “immediately prior to or as soon as reasonable practicable (but in no event later than fourteen (14) days)”.

2.             If the Participant is not a Retirement Eligible Participant, or if the RSU Agreement does not provide for special provisions upon “retirement”, then the phrase “as soon as reasonably practicable” (or words of similar import), each time it occurs in the RSU Agreement, shall be interpreted to mean (if not followed by a more definitive time for payment):  “as soon as reasonably practicable (but in no event later than the March 15 next occurring)”; provided, that if distribution is in connection with a

Change in Control, such phrase shall be interpreted to mean “immediately prior to or as soon as reasonable practicable (but in no event later than fourteen (14) days)”.

3.             Continuing Effect of the Agreements.  Except as expressly modified hereby, the provisions of each Agreement are and shall remain in full force and effect.

4.             Governing Law.  This amendment shall be governed by, construed under, and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions or any conflict of laws provisions of any other jurisdiction which would cause the application of any law other than that of the State of New York.

INTERLINE BRANDS, INC.

By:	/s/ Michael J. Grebe
Name: Michael J. Grebe
Title: Chairman, CEO & President